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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT
                           TO THE AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                               OF NIKU CORPORATION

                     PURSUANT TO SECTION 242 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

         Niku Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

         FIRST: The first paragraph of Article IV of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

         "The total number of shares of all classes of stock which the corporation has authority to issue is 70,000,000 shares, consisting of two classes: 60,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of Preferred Stock, par value $0.0001 per share.

         SECOND: The foregoing amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Niku Corporation has caused this Certificate to be duly executed in its corporate name this 3rd day of December 2003.

                                           By: /s/ MICHAEL SHAHBAZIAN
                                               -----------------------
                                           Name: Michael Shahbazian
                                           Title: Corporate Secretary